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                        SIZELER PROPERTY INVESTORS, Inc.
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FOR IMMEDIATE RELEASE:


11-Sep-06     Sizeler: Compson will make formal bid Tuesday; Revenue will
21:47         not put up fight, sources say

              Sizeler Property Investors, the listed Louisiana-based real estate investment trust, is expected to receive an all cash price offer from Compson Holdings on Tuesday. The offer is expected to be equivalent to USD 16.10 per share. Michael Comparato, president of Compson, the Florida-based family-owned REIT, said he will file a counter bid to the USD 15.10 per share offer submitted last month by Sizeler's largest institutional shareholder, Revenue Properties. This follows Compson's proposal letter sent to Sizeler's board of directors on 5 September announcing it would acquire the company for USD 16.10 per share. Sizeler and Compson entered into negotiations at the end of last week, Comparato said, allowing Compson to move forward with their formal counter offer to be filed with the SEC on Tuesday.

              Compson has retained UBS as its financial advisor and Kronish Lieb Weiner & Hellman and Cooley Godward as its legal advisors, said Comparato. He also said that UBS has provided the financing commitment for Compson's proposal.

              Executives at Sizeler did not return calls for comment. In response, Rai Sahi, CEO of Revenue, the publicly-listed Canadian real estate owner, said that his company has no room to increase its bid having already "stretched" to the current USD 15.10 valuation. Sahi said if Sizeler receives a higher offer, Revenue will undoubtedly tender their shares.

              Sahi implied, however, that Revenue is in a win-win situation, as the company owns approximately 2.1m shares in Sizeler, or about 9.9% of issued and outstanding shares.

              Another shareholder, Phillip Goldstein of New York-based hedge fund Opportunity Partners, who publicly opposed the sale of Sizeler for USD 15.10, indicated that the raised offer would suffice despite falling short of his valuations. Goldstein said fair value for Sizeler should be in the range of USD 18 to USD 19.

              Goldstein told this news service that the liquidation value of Sizeler's real estate portfolio could even reach USD 17 per share. But Goldstein, along with other shareholders, including Mercury Real Estate Advisors, claimed that during Sizeler's four month auction period, some bidders were not given the necessary information to allow for a competitive bidding process. At present, Goldstein said he believes Compson's USD 16.10 bid represents the "only fair bid" on the table.

              "Sizeler is worth more than USD 15.10, and I think it is worth more than USD 16.10," said Goldstein. "But if Sizeler gives serious consideration to this offer and the process is fair, I'll accept the highest price we can get in a fair process," he added.

              by Kate Laughlin and Nadia Damouni